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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): May 12, 2000


                        The Dun & Bradstreet Corporation
             (Exact name of registrant as specified in its charter)



   Delaware                     1-14037                      133998945
(State or other        (Commission File Number)           (I.R.S. Employer
jurisdiction of                                          Identification No.)
incorporation)




         One Diamond Hill Road, Murray Hill, N.J.               07974
         (Address of principal executive offices)             (Zip Code)


       Registrant's telephone number, including area code: (908) 665-5000.


                                 Not Applicable
          (Former name or former address, if changed since last report)


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Item 5.   Other Events.


         Pursuant to a series of agreements, IMS Health Incorporated ("IMS Health") and Nielsen Media Research, Inc. ("NMR") are jointly and severally liable to pay one-half, and R.H. Donnelley Corporation (formerly known as The Dun & Bradstreet Corporation and herein referred to as "Donnelley") the other half, of any payments for taxes and accrued interest, arising from certain potential tax liabilities after Donnelley pays the first $137 million. In connection with Donnelley's 1998 distribution of all of the shares of The Dun & Bradstreet Corporation (the "Company") to the stockholders of Donnelley, the Company and Donnelley entered into an agreement whereby the Company has assumed all potential liabilities of Donnelley arising from these tax matters and has agreed to indemnify Donnelley in connection with such potential liabilities.

         The Internal Revenue Service (the "IRS") is continuing its review of the utilization of certain capital losses of Donnelley for the 1989 and 1990 tax periods. On May 9, 2000, the IRS issued a summary report with respect to the utilization of these capital losses. The Company expects a formal assessment with respect to the utilization of these capital losses to be issued by the IRS during the second quarter of 2000.

         On May 12, 2000, an amended tax return was filed for the 1989 and 1990 tax periods which reflects $561.6 million of tax and interest due. The Company paid the IRS approximately $349.3 million of this amount on May 12, 2000, which the Company funded with short-term borrowings. IMS Health informed the Company that it expects to pay to the IRS approximately $212.3 million prior to May 31, 2000, which IMS Health expects to fund with short-term borrowings. The payments are being made to the IRS to stop further interest from accruing. Notwithstanding the filing and payment, the Company intends to contest the assessment of any additional tax or interest in excess of the amounts paid.

         The Company had accrued its anticipated share of the probable liability arising from the utilization of these capital losses in 1989 and 1990. As a result, the Company does not believe that the final resolution of this matter will have a material effect on its results of operations, cash flows or financial position.


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                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 THE DUN & BRADSTREET CORPORATION


                                 By:  /s/ David J. Lewinter

                                 Name:       David J. Lewinter
                                 Title:      Vice President and Corporate
                                             Secretary


Date:  May 24, 2000